 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-8 Nos. 333-197325, 333-168834, 333-135076, 333-116930, 333-90045, 333-77943, 333-39396, 333-67692, 333-212910, 333-226519, and 333-226520 of our report dated March 7, 2019 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers), relating to the consolidated financial statements and schedule of AutoWeb, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Moss Adams LLP

San Diego, CA
March 7, 2019